Exhibit 10.1
KIMBALL INTERNATIONAL, INC.
ANNUAL PERFORMANCE SHARE AWARD AGREEMENT
FISCAL YEAR 2019

This ANNUAL PERFORMANCE SHARE AWARD AGREEMENT (the “Award Agreement”) dated the           day of                                    , 2018 is granted by KIMBALL INTERNATIONAL, INC., an Indiana corporation (“Company”), to                                     (“Employee”) pursuant to the terms of the Company’s 2017 Stock Incentive Plan or any successor plan (“Plan”).

WHEREAS, the Board of Directors and the Compensation & Governance Committee of the Company (“Committee”) believe it to be in the best interests of the Company and its shareowners for officers and other key employees to obtain or increase their stock ownership interest in the Company in order that they will have a greater incentive to work for and manage the Company’s affairs in such a way that its shares may become more valuable, thereby aligning the personal interests of officers and key employees with those of the Company’s shareowners; and

WHEREAS, the Employee is employed by the Company or one of its subsidiaries as an officer or key employee;

NOW THEREFORE, in consideration of these premises and of services to be performed by the Employee, the Company hereby grants this Annual Performance Share Award to the Employee on the terms and conditions hereinafter expressed and subject to the terms of the Plan.

1.	GRANT OF PERFORMANCE SHARES

The Company hereby grants to the Employee                 Target Performance Shares (“Target Shares”), subject to the eligibility, performance and other terms and conditions set forth in this Award Agreement and the Plan (“Award”).

2.	DETERMINATION OF SHARES ISSUED

Subject to the eligibility conditions described in Section 3 of this Award Agreement, the actual number of Shares issued shall be determined by the Committee as soon as administratively practical following the end of the fiscal year (the date of such determination by the Committee, which is referred to as the “Determination Date”), based on the Company’s consolidated “Return on Capital,” as defined below, for the fiscal year ended June 30, 2019:

Return on Capital	Actual Shares to be Issued for FY 2019
42%	200% of Target Shares
37%	100% of Target Shares
26%	50% of Target Shares
<26%	0

For any Return on Capital between 26% and 37% or between 37% and 42%, the payout percentage of the Target Shares shall be interpolated.

In computing the Shares to be issued to the Employee, the Shares will be rounded down to the number of full shares excluding any fractional shares. The Shares, if any, to be issued to the Employee under the Award Agreement will be delivered, without restriction, to the Employee as soon as administratively practical after the Determination Date, but no later than sixty (60) days after the end of the fiscal year, except as provided in Section 10 below. The Award will be payable in Stock.

For purposes herein, “Return on Capital” shall mean Adjusted Net Income divided by the result of Total Assets (excluding Cash and Investments) less Total Liabilities (excluding Debt) for the Company. Adjusted Net Income is defined as net income adjusted for the following non-operating items: investment in the corporate venture capital fund/growth acceleration fund/innovation fund up to a maximum of $2 million; all costs related to the CEO transition except the CEO’s base salary as determined by the revised employment agreement through his retirement date plus the newly appointed CEO’s normal cash and stock compensation costs beginning after retirement date (Example of costs to be excluded are, but not in its entirety, retirement-related compensation cost related to CEO’s revised employment agreement, recruiting fees, one-time costs paid to an external hire (buyout of previous stock comp plan, sign-on bonus, relocation costs)); the impact of any non-operating event causing destruction of or damage to Company property; the effects of acquisitions, both capital and earnings/loss, during the fiscal year of the acquisition and the costs associated with due diligence; and any fines/penalties assessed as a result of the GSA matter to the extent they exceed $4 million.

3.	ELIGIBILITY CONDITIONS

A.
To receive Shares earned under this Award Agreement as determined by the Committee, the Employee must have remained in Continuous Service as an executive officer from the date hereof to June 30, 2019 (the “Vesting Date”), except as provided in subsection (C) below.

B.
If the Employee ceases Continuous Service before the Vesting Date for any reason other than Disability, death or CEO Retirement (as defined below), the Employee will forfeit all rights with respect to any Shares under this Award Agreement.

C.
Disability, Death or CEO Retirement. As permitted by Section 6(d)(ii) of the Plan, the following (and not the provisions of Section 6(d)(ii)(A) of the Plan) shall govern if the Employee ceases Continuous Service prior to the Vesting Date by reason of Disability, death or CEO Retirement:

(i)
If the Employee ceases Continuous Service before the Vesting Date because of Disability or CEO Retirement, the number of Shares to which the Employee may be entitled under this Award Agreement, if any, will be determined on the Determination Date based on the Company’s performance for the fiscal year ended June 30, 2019, but shall be prorated to reflect the portion of the fiscal year that the Employee worked prior to such Disability or CEO Retirement. Except as provided in Section 10, the Shares shall be issued no later than sixty (60) days following the end of the fiscal year.

(a)
For purposes of this Award Agreement, “CEO Retirement” shall mean any termination of the Employee’s Continuous Service, other than for Cause, occurring at or after the Employee has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after the Employee has reached the age of 55 and has a combination of age plus years of Continuous Service as an executive officer of the Company equal to or greater than 65.

(b)
To be considered a CEO Retirement under this Award Agreement, the Employee must comply with the process for approval of CEO Retirement established by the Company and must have incurred a Separation of Service, as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). “Separation from Service” shall mean a ”separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury regulation section 1.409A-1(h) and shall mean with respect to an Employee, the complete termination of the employment relationship between the Employee and the Company and/or all affiliated employers within the meaning of Code Section 414(b) or (c), for any reason other than death.

(c)	Shares will be prorated by multiplying the Shares determined to be earned for the fiscal year by a fraction determined by:

•
Numerator = number of months from the Award Date to the end of the fiscal year that the Employee maintained Continuous Service as an executive officer of the Company, including the month in which the Continuous Service ceased, which shall be considered a full month.

•	Denominator = total number of months from the Award Date to the Determination Date.

(ii)
If the Employee ceases Continuous Service before the Vesting Date by reason of the Employee’s death, the number of Shares earned by the Employee shall equal the Target Shares, pro rated to reflect the portion of the fiscal year that the Employee worked prior to her death, using the fraction described in (i)(c) above. Except as provided in Section 10 below, such earned Shares shall be paid within thirty (30) days following the date of the Employee’s death.

D.	Notwithstanding anything to the contrary set forth in the Plan or this Award Agreement, the Employee shall forfeit any Performance Shares awarded hereunder in the event that:

(i)
The Employee is discharged by the Company from her employment with the Company for Cause. For purposes herein, “Cause” shall mean, with respect to termination of the Employee’s employment with the Company, one or more of the following occurrences: (1) Employee’s willful and continued failure to perform substantially the duties or responsibilities of Employee’s position (other than by reason of Disability) or the willful and continued failure to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after the Company delivers to Employee a written notice identifying such failure; (2) Employee’s conviction of a felony or of another crime that reflects in a materially adverse manner on the Company in its markets or business operations; (3) Employee’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude; or (4) Employee’s failure to uphold a fiduciary duty to the Company or its shareholders; or

(ii)
The Employee breaches any of her employee and ancillary agreements, including without limitation, any confidentiality or non-solicitation obligation documented by agreement (collectively, “Employee Agreement”). In addition, for purposes herein, an Employee shall be deemed to have breached an Employee Agreement if the Employee seeks judicial intervention to limit or nullify the terms of such Employee Agreement.

E.
In the event that Shares are earned by and issued to the Employee under this Award Agreement and within twelve (12) months after the issuance of such Shares to the Employee, (a) the Company identifies facts that result in, or, in the event of issuance of such Shares as a result of CEO Retirement or Disability, would have resulted in, a termination for Cause, or (b) the Employee breaches an Employee Agreement, then, in addition to the forfeiture under Section 3.D. of this Award Agreement, the Employee agrees to repay the value of such Shares received under this Award Agreement within thirty (30) days of the date of written demand by the Company (“Clawback Amount”).

After the Committee approves the final calculation of Shares to be issued, no adjustments will be made to reflect any subsequent change in accounting, the effect of federal, state or municipal taxes later assessed or determined, or otherwise. Notwithstanding the foregoing, the Company reserves the right to and, in appropriate cases, will, seek recovery of all or any portion of the Share distribution if (i) the amount of the Share distribution was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements; (ii) the Employee engaged in intentional misconduct that caused or partially caused the need for such a restatement; and (iii) the amount of the Share distribution that would have been issued to the Employee had the financial results been properly reported would have been lower than the actual Share distribution. This subsection is not intended to limit the Company’s power to take such other actions as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

F.
Awards and any compensation or benefits associated therewith shall also be subject to repayment or forfeiture as may be required to comply with (i) any applicable listing standards of a national securities exchange adopted in accordance with Section 10D of the Exchange Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder; (ii) similar rules under the laws of any other jurisdiction; and (iii) any policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to a Participant. This Award Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

4.	CHANGES IN CAPITALIZATION; CHANGE IN CONTROL

A.
If the Company shall at any time change the number of shares of its Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of Shares subject to the Award Agreement hereunder shall be changed in proportion to the change in issued shares. If, during the term of this Award Agreement, the Stock of the Company shall be changed into another kind of securities of the Company or into cash, securities, or evidences of indebtedness of another corporation, other property, or any combination thereof, whether as a result of reorganization, sale, merger, consolidation, or other similar transaction, the Company shall cause adequate provision to be made whereby the Employee shall thereafter be entitled to receive, under this Award Agreement, the cash, securities, evidences of indebtedness, other property, or any combination thereof, the Employee would have been entitled to receive for Stock acquired through this Award Agreement immediately prior to the effective date of such transaction. If appropriate, the number of Shares of this Award Agreement following such reorganization, sale, merger, consolidation, or other similar transaction, may be adjusted in each case in such equitable manner as the Committee may select.

B.
In the event of a Change in Control that involves a Corporate Transaction, Section 12(b) of the Plan will govern this Award. In the event of a Change in Control that does not involve a Corporate Transaction, Section 12(c) of the Plan will govern this Award.

5.	TRANSFER

Neither this Award nor any right or interest of the Employee in any Award under the Plan may be assigned, encumbered, transferred or exchanged, voluntarily or involuntarily, otherwise than by will or the laws of descent and distribution.

6.	VOTING RIGHTS AND DIVIDENDS

The Employee will not have any voting rights with respect to the Target Shares and shall not be entitled to receive any dividends paid or dividends declared with respect to the Target Shares subject to this Award Agreement. The Employee will obtain voting rights and become entitled to receive any dividends only after any earned Shares are transferred to the Employee.

7.	TAXES AND WITHHOLDING

Issuance of the Award under this Award Agreement, under current applicable laws, will result in various federal and/or state taxes becoming due, including, but not limited to, income and social security. The Employee is responsible for the timely payment of these taxes, and provision will be made by the Company to satisfy these obligations by withholding of Shares having a Fair Market Value on the date the taxes are required to be withheld approximately equal to the amount of federal, state and local taxes required to be withheld (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction). The value of the Shares withheld will be determined by using the appropriate method under applicable tax regulations.

8.	ADMINISTRATION

This Award Agreement and the Employee’s rights under it are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The parties acknowledge that the Committee or its designee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, in its sole discretion, all of which shall be binding on the Employee.

9.	AMENDMENTS

In the event any new modifications or changes are made to existing laws or applicable stock exchange rules that render any or all of this Award Agreement illegal or unenforceable, this Award Agreement may be amended to the extent necessary in order to carry out the intention of the Award to the Employee. The Committee may amend this

Award Agreement in other respects, without the Employee’s consent, if the amendment will not materially impair the Employee’s rights under this Award Agreement as in effect immediately before the amendment.

10.	CODE SECTION 409A

A.
The parties intend that the payments and benefits under the Plan and this Award Agreement comply with Code Section 409A, to the extent applicable, and accordingly, to the maximum extent permitted, the Plan and this Award Agreement shall be interpreted and administered to be in compliance therewith. Any payments described in this Award Agreement or the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

B.
Notwithstanding any provisions in the Plan to the contrary, to the extent that the Company has any stock which is publicly traded on an established securities market or otherwise, if the Employee is a Specified Employee and a Separation from Service occurs, any payment of deferred compensation, within the meaning of Code Section 409A, otherwise payable under this Award Agreement because of employment termination will be suspended until, and will be paid to the Employee on, the first day of the seventh month following the month in which Separation from Service occurs. Payments delayed by the preceding sentence shall be accumulated and paid on the earliest administratively feasible date permitted by such sentence. “Specified Employee” shall mean an individual who, at the time of her Separation from Service, is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and Treasury regulation section 1.409A-1(i). For purposes of the preceding sentence, the “specified employee identification date” shall be December 31 (of the prior Plan year) and the “specified employee effective date” shall be the following April 1.

11.	PLAN CONTROLLING

The Award is subject to all of the terms and conditions of the Plan except to the extent that those terms and conditions are supplemented or modified by this Award Agreement, as authorized by the Plan. Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the meanings assigned to them in the Plan. All determinations and interpretations of the Committee shall be binding and conclusive upon the Employee and her legal representatives.

12.	QUALIFICATION OF RIGHTS

Neither this Award Agreement nor the existence of the Award shall be construed as giving the Employee any right (a) to be retained as an employee of the Company; or (b) as a shareholder with respect to the Shares of Stock earned pursuant to the Award until the certificates for the Stock have been issued and delivered to the Employee or a book entry has been recorded in the name of the Employee with the Company’s transfer agent.

13.	GOVERNING LAW

This Award Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to the substantive law of another jurisdiction. Any action or proceeding seeking to enforce the terms of this Award Agreement or based on any right arising out of this Award Agreement must be brought in the appropriate court located in Dubois County, Indiana, or if jurisdiction will so permit, in the Federal District Court for the Southern District of Indiana located in Evansville, Indiana. The parties hereto consent to the jurisdiction and venue of said courts.

14.	REPRESENTATIONS AND WARRANTIES

A.	The Employee represents and warrants that she has received and reviewed a Plan Memorandum, which summarizes the provisions of the Plan.

B.
The Company makes no representations or warranties as to the tax consequences of and benefits vested or payable under this Award, and in no event shall the Company be responsible or liable for any taxes, penalties or interest assessed against the Employee for any benefit or payment provided under this Award.

C.
The Employee represents and warrants her understanding that the grant of the Performance Shares by the Company is voluntary and does not create in the Employee any contractual or other right to receive future grants of Performance Shares or benefits in lieu of Performance Shares in any circumstance. All decisions with respect to any future awards will be made in the sole discretion of the Company.

15.	SUCCESSORS AND ASSIGNS

This Award Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties, subject to the other provisions hereof.

16.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Award Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Award Agreement.

17.	TITLES

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Award Agreement.

18.	COUNTERPARTS/ COPIES

This Award Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. Any copy of this Award Agreement made by reliable means (for example, photocopy, scanned copy or facsimile), is considered an original.

IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and Employee has agreed to the terms and conditions of this Award Agreement, all as of the day and date first above written.

Kimball International, Inc.

By:
[Name]
[Title]
Kimball International, Inc.

The undersigned employee has read, acknowledged and accepts the terms of the Award, the Award Agreement, and the Plan.

Employee Signature	Date